Exhibit 10.22


COMPENSATION AND BENEFITS
ASSURANCE AGREEMENT FOR EXECUTIVES

Jack in the Box Inc.



Contents
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                                                                            Page

Section 1. Term of Agreement                                                  2

Section 2. Severance Benefits                                                 3

Section 3. Excise Tax - Grossup                                               7

Section 4: Successors and Assignments                                         9

Section 5. Miscellaneous                                                      9

Section 6: Contractual Rights and Legal Remedies                             10


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Compensation and Benefits Assurance Agreement

     This COMPENSATION AND BENEFITS ASSURANCE AGREEMENT (this "Agreement") is made, entered into, and is effective as of this XX day of XXXX (the "Effective Date") by and between Jack in the Box Inc. (hereinafter referred to as the "Company") and the eligible Executive (hereinafter referred to as the "Executive").

     WHEREAS, the Executive is presently employed by the Company in a key management capacity as Senior Vice President or above, which includes Chief Executive Officer, Chief Operating Officer or President or both, Chief Financial Officer and Executive Vice President; and

     WHEREAS, the Executive possesses considerable experience and knowledge of the business and affairs of the Company concerning its policies, methods, personnel, and operations, and

     WHEREAS, the Company desires assuring the continued employment of the Executive in a key management capacity, and the Executive is desirous of having such assurances.

     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreement of the parties set forth in this Agreement, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound agree as follows:

Section 1. Term of Agreement

     This Agreement will commence on the Effective Date and shall continue in effect for two full calendar years (through XXXX) (the "Initial Term").

     The Initial Term of this Agreement automatically shall be extended for two additional calendar years at the end of the Initial Term, and then again after each successive two-year period thereafter (each such two-year period following the Initial Term a "Successive Period"). However, either party may terminate this Agreement at the end of the Initial Term, or at the end of any Successive Period thereafter, by giving the other party written notice of intent not to renew, delivered at least six (6) months prior to the end of such Initial Term or Successive Period. If such notice is properly delivered by either party, this Agreement, along with all corresponding rights, duties, and covenants shall automatically expire at the end of the Initial Term or Successive Period then in progress.

     In the event that a "Change in Control" of the Company occurs (as such term is hereinafter defined) during the Initial Term or any Successive Period, upon the effective date of such Change in Control, the term of this Agreement shall automatically and irrevocably be renewed for a period of twenty-four (24) full calendar months from the effective date of such Change in Control. This Agreement shall thereafter automatically terminate following the twenty-four
(24) month Change-in-Control renewal period. Further, this Agreement shall be assigned to, and shall be assumed by, the purchaser in such Change in Control, as further provided in Section 4 herein.


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Section 2.  Severance Benefits

     2.1. Right to Severance Benefits. The Executive shall be entitled to receive from the Company Severance Benefits as described in Paragraph 2.3 herein, if during the term of this Agreement there has been a Change in Control of the Company (as defined in Paragraph 2.4 herein) and if, within twenty-four
(24) calendar months immediately thereafter, the Executive's employment with the Company shall end for any reason specified in Paragraph 2.2 herein as being a Qualifying Termination. The Severance Benefits described in Paragraphs 2.3(a), 2.3(b), 2.3(c), and 2.3(d) herein shall be paid in cash to the Executive. Notwithstanding the foregoing, Severance Benefits, which become due pursuant to Paragraphs 2.2(c) and 4.1, shall be paid immediately [see notes in 4.1].

     The Severance Benefits described in Paragraphs 2.3(a), 2.3(b), 2.3(c), and 2.3(d), herein shall be paid out of the general assets of the Company.

     2.2. Qualifying Termination. The occurrence of any one or more of the following events (i.e., a "Qualifying Termination") immediately following a Change in Control of the Company shall trigger the payment of Severance Benefits to the Executive, as such benefits are described under Paragraph 2.3 herein:

          (a) The Company's involuntary termination of the Executive's employment without Cause (as such term is defined in Paragraph
               2.6. herein);

          (b) The Executive's voluntary termination of employment for Good Reason (as such term is defined in Paragraph 2.5 herein); and

     A Qualifying Termination shall not include a termination of the Executive's employment within twenty-four (24) calendar months after a Change in Control by reason of death, disability (as such term is defined under the Company's governing disability plan, in effect immediately prior to a Change in control, the Executive's voluntary termination without Good Reason, or the Company's involuntary termination of the Executive's employment for Cause.

     I. Death or disability within the qualifying period (twenty-four months) will be treated within the Company's standard severance policy.

     2.3. Description of Severance Benefits. In the event that the Executive becomes entitled to receive Severance Benefits, as provided in Paragraphs 2.1 and 2.2 herein, the Company shall pay to the Executive and provide the Executive, within 90 days or to the extent that a six (6) month delay is required by the "specified employee" rules of section 409A, with the following:

     (a) A lump-sum cash amount equal to the Executive's unpaid Base Salary (as such term is defined in Paragraph 2.7 herein), accrued vacation pay, un-reimbursed business expenses, and all other items earned by and owed to the Executive through and including the date of the Qualifying Termination. Such payment shall constitute full satisfaction for these amounts owed to the Executive.


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     (b)  A lump-sum cash amount equal to the following multiple of the
          Executive's annual rate of Base Salary in effect upon the date of the Qualifying Termination or, if greater, by the Executive's annual rate of Base Salary in effect immediately prior to the occurrence of the Change in Control: 3.0x for Chief Executive Officer, 2.5x for President and Chief Operating Officer, Chief Financial Officer and General Counsel and 1.5x for Senior Vice Presidents.

     (c) A lump-sum cash amount equal to multiples outlined in Paragraph 2.3(b) multiplied by the greater of: (i) the bonus percentage used to determine the executive's bonus in the prior fiscal year, times the executive's annualized Base Salary determined in (b) above or (ii) the bonus amount paid for the fiscal year immediately prior to the fiscal year of the occurrence of the Change in Control. Such payment shall constitute full satisfaction for these amounts owed to the Executive.

     (d) At the exact same cost to the Executive, and at the same coverage level as in effect as of the Executive's date of the Qualifying Termination (subject to changes in coverage levels applicable to all employees generally), a continuation of the Executive's (and the Executive's eligible dependents") health insurance coverage for the following time periods from the date of the Qualifying Termination: 36 months for Chief Executive Officer, 30 months for President and Chief Operating Officer, Chief Financial Officer and General Counsel, and 18 months for Senior Vice Presidents. This will run concurrently with any coverage provided as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). If this requires a monthly payment to the Plan, the Company will pay the required amount, adjusted on a pre-tax basis. For this purpose, the executive shall be deemed to be at the highest marginal rate of federal and state taxes.

          The providing of these health insurance benefits by the Company shall be discontinued prior to the end of the eighteen (18) month continuation period to the extent that the Executive becomes covered under the health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the Executive or the Executive's eligible dependents. For purposes of enforcing this offset provision, the Executive shall have a duty to inform the Company as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment. The Executive shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.

     (e) The Executive shall be entitled, at the expense of the Company, to receive standard outplacement services from a nationally recognized outplacement firm of the Executive's selection, for period of up to one (1) year from the Executive's date of Qualifying Termination.


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     (f)  Pursuant to the terms of the Stock Incentive Compensation Plan, all unvested stock options will become fully vested.

     2.4. Definition of "Change in Control." "Change in Control" of the Company means, and shall be deemed to have occurred upon, the first to occur of any of the following events:

     (a) Any Person (other than those Persons in control of the Company as of the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; or

     (b) During any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new Director, whose election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority thereof; or

     (c) The stockholders of the Company approve: (i) a plan of complete liquidation of the Company; or (ii) an agreement for the sale or disposition of all or substantially all for the Company's assets; or
          (iii) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least forty percent (40%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

          However, in no event shall a "Change in Control" be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group which consummates the Change-in Control transaction. The Executive shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than two percent (2%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors).


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     2.5. Definition of "Good Reason." "Good Reason" shall be determined by the
Executive, in the exercise of good faith and reasonable judgment, and shall mean, without the Executive's express written consent, the occurrence of any one or more of the following within two (2) years immediately following a Change in
Control:

          (i) The assignment of the Executive to duties inconsistent with the Executive's authorities, duties, responsibilities, and status as an executive of the Company, or a reduction or alteration in the nature or status of the Executive's authorities, duties, or responsibilities, from those in effect as of ninety (90) calendar days prior to the Change in Control, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

          (ii) The Company's requiring the Executive to be based at a location in excess of fifty (50) miles from the location of the Executive's principal job location or office immediately prior to the Change in Control; except for required travel on the Company's business to an extent consistent with the Executive's then present business travel obligations;

          (iii) A reduction by the Company of the Executive's Base Salary in effect on the Effective Date, or as the same shall be increased from time to time;

          (iv) The failure of the Company to keep in effect any of the Company's compensation, health and welfare benefits, retirement benefits, or perquisite programs under which the Executive receives value, as such program exists immediately prior to the Change in Control. However, the replacement of an existing program with a new program will be permissible (and not grounds for a Good Reason termination) if the value to be delivered to the Executive under the new program is at least as great as the value delivered to the Executive under the existing programs; or

          (v) Any breach by the Company of its obligations under Section 4 of this Agreement or any failure of a successor company to assume and agree to perform the Company's entire obligations under this Agreement, as required by Section 4 herein.

     The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness.

     The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

     2.6. Definition of "Cause". "Cause" shall be determined by the Administrative Committee of the Board of Directors, in the exercise of good faith and reasonable judgment, and shall mean the occurrence of any one or more of the following:

     (a) A demonstrably willful and deliberate act or failure to act by the Executive (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of the


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          Company, which causes actual material financial injury to the Company and which act or inaction is not remedied within fifteen (15) business days of written notice from the Company; or

     (b) The Executive's conviction by a court of competent jurisdiction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude or causing material harm, financial or otherwise, to the Company.

     2.7. Other Defined Terms. The following terms shall have the meanings set forth below:

     (a) "Base Salary" means, at any time, the then-regular annualized rate of pay which the Executive is receiving as a salary, excluding amounts
          (i) designated by the Company as payment toward reimbursement of expenses; or (ii) received under incentive or other bonus plans, regardless of whether or not the amounts are deferred.

     (b) "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act (as such term is defined below).

     (c) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

     (d) "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Section 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof.

Section 3. Excise Tax - Gross Up

     3.1. Conditional Gross Up & Tax Reimbursement Payment

     (a) Conditional Gross Up. In the event that the 280G parachute limit is exceeded by an amount greater than 10%, a gross up, as defined by section 3.2, will apply. If the excess payment is 10% or less, then the payments to be made to the Executive under this agreement shall be reduced such that the value of the aggregate total payments that the executive is entitled to receive shall be one dollar ($1) less than the maximum amount which the Executive may receive without becoming subject to the tax imposed by Section 4999 of the code or which the Company may pay without loss of deduction under 280G(a) of the code. Payments in excess of 10% shall be deemed Qualified Payments.

     (b) Tax Reimbursement Payment. In the event that an amount greater than 10% excess as defined in Section 3.1(a) is paid or distributed to Executive by the Company or any affiliate (collectively, the "Covered Payments"), are or become subject to the tax (the "Excise Tax") imposed under Section 4999 of the Code, or any similar tax that may hereafter be imposed, the company shall pay to Executive at the time


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          specified in this Section an additional amount (the "Tax Reimbursement
          Payment") such that the net amount retained by the Executive with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any Federal, state and local income tax and other tax on the Tax Reimbursement Payment provided for by this Section, but before deduction for any Federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments.

     3.2 Applicable Rules. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise
Tax:

     (a) Such Covered Payments shall be treated as "parachute payments" within the meaning of Section 280G of the Code, and qualified "parachute payments" (refer to Section 3.1(a)) in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company's independent certified public accountants appointed prior to the Effective Date or tax counsel selected by such accountants (the "Accountants"), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax; and

     (b) The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

     3.3 Additional Rules. For purposes of determining the amount of the Tax Reimbursement Payment, the Executive shall be deemed to pay (A) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made, and (B) any applicable state and local income and other taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year.

     3.4 Repayment or Additional Payment in Certain Circumstances.

     (a) Repayment. In the event that the Excise Tax is subsequently determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, Executive shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that would not have been paid if such lesser Excise Tax had been applied in initially calculating such Tax Reimbursement Payment. Notwithstanding the foregoing, in the event


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          any portion of the Tax Reimbursement Payment to be repaid to the
          Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to Executive by the applicable tax authority. Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if Executive's good faith claim for refund or credit is denied.

     (b) Additional Tax Reimbursement Payment. In the event that the Excise Tax is later determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

     3.5 Timing for Tax Reimbursement Payment. The Tax Reimbursement Payment (or portion thereof) provided for in this Section shall be paid to Executive not later than ten (10) business days following the payment of the Covered Payments; provided, however, that if the amount of such Tax Reimbursement Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Company shall pay to Executive by such date an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than 45 calendar days after payment of the related Covered Payment. To the extent that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, Executive shall pay such excess to the Company on the fifth business day after written demand by the Company for payment.

Section 4.  Successors and Assignments

     4.1. Successors. The Company will require any successor (whether via a Change in Control, direct or indirect, by purchase, merger, consolidation, or otherwise) of the Company to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

     4.2. Assignment by Executive. This Agreement shall insure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If an Executive should die while any amount is still payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the Executive's devisee, legatee, or other designee, or if there is no such designee, to the Executive's estate.


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     An Executive's rights hereunder shall not otherwise be assignable.

Section 5. Miscellaneous

     5.1. Administration. This agreement shall be administered by the Board of Directors of the Company, or by a Committee of the Board designated by the Board (the "Administrative Committee"). The Administrative Committee (with the approval of the Board, if the Board is not the Administrative Committee) is authorized to interpret this Agreement, to prescribe and rescind rules and regulations, and to make all other determinations necessary or advisable for the administration of this Agreement.

     In fulfilling its administrative duties hereunder, the Administrative Committee may rely on outside counsel, independent accountants, or other consultants to render advice or assistance.

     5.2 Notices. Any notice required to be delivered to the Company or the Administrative Committee by the Executive hereunder shall be properly delivered to the Company when personally delivered to (including by a reputable overnight courier), or actually received through the U.S. mail, postage prepaid, by:

     Jack in the Box Inc.
     9330 Balboa Avenue
     San Diego, CA 92123

     Attn: General Counsel

     Any notice required to be delivered to the Executive by the Company or the Administrative Committee hereunder shall be properly delivered to the Executive when personally delivered to (including by a reputable overnight courier), or actually received through the U.S. mail, postage prepaid, by, the Executive at his last known address as reflected on the books and records of the Company.

Section 6.  Contractual Rights and Legal Remedies

     6.1. Contractual Rights to Benefits. This Agreement establishes in the Executive a right to the benefits to which the Executive is entitled hereunder. However, except as expressly stated herein, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets in trust or otherwise to provide for any payment to be made or required hereunder.

     6.2. Legal Fees, Compensation and Expenses. The Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses which are incurred in good faith by the Executive. Additionally, the Company should be required to continue to pay and provide the Executive's compensation and benefits pending resolution of conflict. The aforementioned payments are a result of the Company's refusal to provide the Severance Benefits to which the Executive becomes entitled under this Agreement, or as a result of the Company's (or any third party's) contesting the validity, enforceability, or interpretation of the Agreement, or as a result of any conflict between the parties pertaining to this Agreement.


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     6.3. Arbitration. The Executive shall have the right and option to elect
(in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles form the location of his or her job with the Company, in accordance with the rules of the American Arbitration Associations then in effect. The Executive's election to arbitrate, as herein provided, and the decision of the arbitrators in that proceeding, shall be binding on the Company and the Executive.

     Judgment may be entered on the award of the arbitrator in any court having jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for the Executive, shall be borne by the company.

     6.4. Unfunded Agreement. This Agreement is intended to be an unfunded general asset promise for a select, highly compensated member of the Company's management and, therefore, is intended to be exempt from the substantive provisions of the Employee Retirement Income Security Act of 1974 as amended.

     6.5 Exclusivity of Benefits. Unless specifically provided herein, neither the provision of this Agreement nor the benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish the Executive's rights as an employee of the Company, whether existing now or hereafter, under any compensation and/or benefit plans, programs, policies, or practices provided by the Company, for which the Executive may qualify.

     Vested benefits or other amounts which the Executive is otherwise entitled to receive under any plan, policy, practice, or program of the company (i.e, including, but not limited to, vested benefits under the Company's 401(k) plan), at or subsequent to the Executive's date of Qualifying Termination shall be payable in accordance with such plan, policy, practice, or program except as expressly modified by this Agreement.

     6.5. Includable Compensation. Severance Benefits provided hereunder shall not be considered "includable compensation" for purposes of determining the Executive's benefits under any other plan or program of the Company.

     6.6. Employment Status. Nothing herein contained shall be deemed to create an employment agreement between the Company and the Executive, providing for the employment of the Executive by the Company for any fixed period of time. The Executive's employment with the Company is terminable at will by the Company or the Executive and each shall have the right to terminate the Executive's employment with the Company at any time, with or without Cause, subject to the Company's obligation to provide Severance Benefits as required hereunder.

     In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by an compensation carried by the Executive as a result of employment by another employer, other than as provided in Paragraph 2.3(e) herein.


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     6.7. Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior discussions, negotiations, and agreements concerning the subject matter hereof, including, but not limited to, any prior severance agreement made between the Executive and the Company.

     6.8. Tax Withholding. The Company shall withhold from any amounts payable under this Agreement at federal, state, city, or other taxes as legally required to be withheld.

     6.9. Waiver of Rights. Except as otherwise provided herein, the Executive's acceptance of Severance Benefits, the Gross-Up Payment (if applicable), and any other payments required hereunder shall be deemed to be a waiver of all rights and claims of the Executive against the Company pertaining to any matters arising under this Agreement.

     6.10. Severability. In the event any provision of the Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

     6.11. Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of Delaware shall be the controlling law in all matters relating to the Agreement.

     IN WITNESS WHEREOF, the Company has executed this Agreement, to be effective as of the day and year first written above.


ATTEST:


                                           Jack in the Box, Inc.

By:________________________                By:_________________________
     Secretary                             Title:______________________


                                           Participating Executive

                                           By:_________________________
                                           Title:______________________


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